Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


For Immediate Release

Contact:
Doug Bailey
Rasky Baerlein Strategic Communications
617-443-9933 x339
dbailey@rasky.com


November 5, 2007


Ipswich, MA - First Ipswich Bancorp (OTC:FIWC) the bank holding company for the First National Bank of Ipswich (the "Bank") today said net income for the nine months ended September 30, 2007, was $133,000, or $0.06 per share, compared with a net loss of $1.5 million, or ($0.66) per share, for the same period a year ago.

For the three months ending September 30, the Company reported a net loss of $386,000, or ($0.16) per share, versus a net loss of $626,000, or ($0.28) per share, for the same three month period in 2006. The quarterly loss was mostly attributable to a one-time write-down of a loan relationship, increased federal deposit insurance costs, and expenses incurred as the Company continued its strategic initiatives to consolidate operations and boost profitability.

"Excluding the one-time occurrences that impacted the quarterly results, we're quite pleased that our strategic plan is on track. We feel that we have already taken actions that many Banks may need to consider in the current economic and competitive environment to maintain profitability. In addition, there are many positive signs that we are better serving the needs of our valued customers," said Russell Cole, President and CEO. "Improvements can also be seen in expense reduction and improved capital ratios that put us on course for sustained profitability and strong performance." The Company expects a reduction in federal deposit insurance costs and will continue to evaluate its expenses for additional reductions.

As part of the Company's initial goal to reduce loans and deposits and reposition the Company with stronger capital, the Company completed the sales of some of its assets during the first quarter of 2007. These reductions contributed to the Bank achieving a leverage capital ratio of 9.35% as of September 30, 2007. The Company's total assets of $291.5 million at September 30, 2007 compare to $332.8 million at December 31, 2006. Deposits totaling $225.2 million at September 30, 2007 compare to $268.9 million at December 31, 2006.

In the upcoming quarter the Company expects to close on the profitable sale of its Boston office building, another part of its long-term strategic plan. The Company will retain a long-term lease for the space and the Boston branch will continue operations as usual.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Company's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.


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